United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2008

Langer, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

450 Commack Road, Deer Park, New York (Address of principal executive offices)	11729-4510 (Zip Code)

Registrant’s telephone number, including area code: 631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 3, 2008, Langer, Inc. (the “Registrant,” “we,” “our” and “us”) received two deficiency letters from the NASDAQ Stock Market (“NASDAQ”) Listing Qualifications Department notifying the Registrant that for the past 30 consecutive business days, its common stock has: (i) closed below the $1.00 per share minimum bid price as required by NASDAQ Marketplace Rule 4450(a)(5); and (ii) not maintained a minimum market value of publicly held shares of $5,000,000 as required by NASDAQ Marketplace Rule 4450(a)(2).

In accordance with the NASDAQ Marketplace Rules, the Registrant will be provided: (i) 90 calendar days, or until January 2, 2009, to regain compliance with the $5,000,000 minimum market value requirement; and (ii) 180 calendar days, or until April 1, 2009, to regain compliance with the minimum $1.00 price per share requirement. There can be no guarantee that the Registrant will be able to regain compliance with these NASDAQ continued listing requirements.

If our common stock does not regain compliance with these continued listing requirements, NASDAQ will provide us with written notification that our common stock will be delisted, after which we may appeal the determination to the NASDAQ Listing Qualifications Panel if we so choose. If our common stock were delisted, the delisting may have an adverse impact on the price of our shares of common stock, the volatility of the price of our shares, and/or the liquidity of an investment in our shares common stock.

A copy of the Registrant’s press release announcing receipt of the NASDAQ deficiency letters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit          Description

99.1  Press Release of the Registrant dated October 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Langer, Inc.

Date: October 6, 2008	By:	/s/ Kathleen P. Bloch
Kathleen P. Bloch, Vice President and Chief Financial Officer

Exhibit Index

Number	Exhibit
99.1	Press Release of the Registrant dated October 6, 2008.